Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-193688, 333-198622, 333-215938 and 333-257870 on Form S-8 and Registration Statement No. 333-252475 on Form S-3 of Sunworks, Inc. of our report dated March 26, 2021, relating to the consolidated financial statements of Sunworks, Inc., appearing in the Annual Report on Form 10-K of Sunworks, Inc. for the year ended December 31, 2020.

We also consent to the reference to us under the heading “Experts” in the prospectus supplement, which is part of Registration Statement No. 333-252475 on Form S-3.

/s/ KMJ Corbin & Company LLP

Irvine, California

October 20, 2021